Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
February 20, 2014

Thank you, Bill, good morning!

I am very pleased with the accomplishments of the TrinityRail team during the fourth quarter and throughout 2013. Our Rail Group experienced its fourth consecutive quarter of record operating profit and our highest-ever operating margin driven by a 17% increase in railcar shipments compared to the third quarter. Our Leasing Group continues to generate strong returns and contribute steady cash flows to the Company resulting from strong lease renewals, fleet growth and our alliance with Element Financial. I continue to be encouraged with the way our North American industrial markets are developing and the resulting opportunities for TrinityRail.

We are very pleased to have completed the formation of our $2 billion strategic alliance with Element Financial during the 4th quarter. Our alliance enhances our ability to continue growing our leasing platform in a capital efficient manner while maintaining ongoing relationships with our commercial customers. Element’s desire to invest in leased railcars and the confidence they have placed in Trinity to originate and manage these assets is an exciting opportunity. Along with RIV 2013, the $1 billion railcar investment partnership we announced last May, these two transactions expand the funding relationships we have developed with institutional investors desiring to invest in portfolios of leased railcars. These lease funding alternatives, along with Trinity’s strong balance sheet, increases our leasing capacity.

Our overall leasing strategy has not changed. TrinityRail was developed to offer comprehensive, integrated railcar products and service solutions to our customers, a “one-stop shop” business model including leasing services. Our model has two key objectives: providing a steady flow of equipment orders for our manufacturing operations and generating a stable stream of earnings and cash flow for Trinity. Over the last 12 years, we have invested significant capital to grow our lease portfolio from approximately 13,000 railcars in 2001 to the size and scale that it has today with over 75,000 railcars under lease to over 500 industrial shippers. The RIV 2013 and Element transactions increase Trinity’s financial flexibility and strengthen our ability to originate leases with our industrial customers while maintaining those direct commercial relationships. As we originate a railcar lease, we now have the flexibility, to retain the asset in our wholly-owned portfolio, share in the investment with third party investors, as in RIV 2013, or sell the asset and retain the management and servicing, like we are doing with Element. This flexibility enhances our ability to grow our lease portfolio. I am very pleased with the growth of our leasing platform and the progress we have made in expanding our access to capital to support our strong lease origination capability.

Our Leasing Group earned record operating profit during the fourth quarter resulting from lease fleet additions, solid increases in lease rates, and secondary market sales of railcars under the initial phase of the program agreement with Element. Our lease fleet utilization at the end of the fourth quarter increased to 99.5%.

During the fourth quarter, the Rail Group delivered approximately 1,670 new railcars to our lease fleet portfolio. Our total lease portfolio, including partially-owned subsidiaries, now stands at approximately 75,685 railcars after secondary railcar sales, an increase of 6% year-over-year. At the end of the quarter, approximately 17% of the units in our railcar order backlog - with a total value of $827 million - were slated for customers of our leasing business.

During the fourth quarter, the Rail Group delivered 7,280 railcars and generated our highest ever quarterly operating profit and margin. In spite of several product line changeovers and further capacity additions during the fourth quarter, our workforce did an amazing job realizing strong operating efficiencies while meeting stringent customer delivery requirements. For the full year 2013, we delivered 24,335 railcars, a 26% increase over 2012 deliveries. We anticipate unit deliveries during 2014 to be in the range of 25,500-27,500.

North American railcar industry orders in the fourth quarter were solid and continued to reflect improving demand for a broader mix of freight cars. The industry backlog declined slightly as capacity increases outpaced orders, but still remains at a very healthy 72,900 railcars. During the fourth quarter, TrinityRail received orders for 7,125 new railcars including tank cars, covered hoppers and auto racks from railroads, 3rd party lessors and industrial shippers. Our backlog now stands at 39,895 railcars with a value of approximately $5.0 billion. Current inquiry levels reflect continuing demand for covered hoppers to serve the frac sand and construction markets, grain and petro-chemicals such as resins. Auto racks continue to be in steady demand, resulting from increased North American automobile production.

We are receiving an increasing level of inquiries for a greater variety of freight cars as the economy continues to grow and fleet replacement opportunities develop. The markets that we serve are dynamic. Our highly flexible railcar manufacturing and strong leasing platform is uniquely positioned to respond to market demand changes quickly and effectively. We have additional production capacity available to respond to increased freight car demand should current market trends continue.

We continue to see attributes of this railcar cycle as different from previous cycles because of the energy renaissance occurring in North America. Inquiries for tank cars are continuing at high levels as additional crude oil loading facilities and petrochemical production expansion comes online. As the energy market matures and investments for infrastructure are completed, opportunities for rail transportation will develop throughout the crude oil and petrochemical supply chains.

I would like to provide a brief update on the potential industry regulatory changes pertaining to DOT-111 tank cars that transport flammable liquids. According to the Railway Supply Institute, as of September 30, 2013, there were approximately 272,120 DOT-111 tank cars in the North American fleet. Of that total, approximately 94,180 tank cars transport flammable liquids. Over 70% of the DOT 111 tank cars that transport flammable liquids carry either ethanol or crude oil.

Let me provide some history for you as context for the issues our industry faces. Following several derailments involving ethanol unit trains and subsequent recommendations from the National Transportation Safety Board in May 2011, the Association of American Railroads Tank Car Committee petitioned the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) regarding the re-examination of the existing tank car design transporting hazardous materials including flammable materials . The AAR Tank Car Committee is comprised of representatives from railroads, railcar manufacturers, railcar lessors, industrial shippers and railcar owners and collaborates closely with the Federal Railway Administration, PHMSA and Transport Canada on tank car designs. A new enhanced tank car design involving thicker steel, head shields, and enhanced top fittings protection was proposed at that time by the AAR Tank Car Committee. In the absence of PHMSA issuing a ruling, the AAR in “good-faith” adopted the new tank car design for new DOT 111 tank cars ordered after October 2011 for flammable service . These tank cars are referred to in the industry as the “good-faith” tank cars. The tank cars ordered prior to October 2011 are referred to in the industry as the “legacy” cars.

As of December 31, 2013, there were approximately 12,200 DOT 111 tank cars in flammable service in Trinity’s wholly and partially owned lease fleets. Of these tank cars, approximately 2,600 are “good-faith” cars built to the current AAR standard adopted in October 2011 and approximately 9,600 are “legacy” cars.

Following the derailment of crude oil unit trains in Quebec in 2013, and additional derailments that occurred after that time, PHMSA issued an Advanced Notice of Proposed Rulemaking in September requesting interested parties to comment on recommendations proposed by the National Transportation Safety Board and other petitions regarding regulatory requirements for DOT 111 tank cars. PHMSA is currently reviewing the comments submitted in response to the ANPRM. There are three categories of tank cars that a proposed rulemaking may likely address --proposed rules that may apply to “legacy” tank cars, “good-faith” tank cars and a “next generation” tank car. We are closely monitoring the regulatory process and potential outcomes. Trinity is a member of the Railway Supply Institute and an active participant on the American Association of Railroads Tank Car Committee.

It is still too early to discuss the possible regulatory changes to DOT 111 tank cars in flammable service that may result, or when a ruling may be made. These are very complex and technical public safety issues that require extensive review, as they should. The rulemaking process is thorough, as it is crucial to get input from a wide variety of stakeholders, including shippers and carriers, railcar owners and builders and state and local officials. As we gain further clarity, we will provide an update on how we plan to address any changes and continue to offer premier railcar products and services to our customers.

I'll now turn it over to James for his remarks.